                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             ENERGY VENTURES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

          N/A
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

          N/A
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

          N/A
--------------------------------------------------------------------------------
     (5) Total fee paid:

          N/A
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

          N/A
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

          N/A
--------------------------------------------------------------------------------
     (3) Filing Party:

          N/A
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     (4) Date Filed:

          N/A
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

                                               [ENERGY VENTURES, INC. LOGO]

                                               ENERGY VENTURES, INC.

                                               NOTICE OF 1997
                                               ANNUAL MEETING OF
                                               STOCKHOLDERS
                                               AND
                                               PROXY STATEMENT

               Annual Meeting
                  May 6, 1997
       The Ritz-Carlton Hotel
              1919 Briar Oaks
         Houston, Texas 77027

                             ENERGY VENTURES, INC.
                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 6, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Energy Ventures, Inc. (the "Company") will be held at The Ritz-Carlton Hotel, 1919 Briar Oaks, Houston, Texas 77027 on Tuesday, May 6, 1997 at 11:00 a.m., Central Daylight Savings Time, for the following purposes:

     1. To vote on the election of eight directors to the Board of Directors.

     2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to "EVI, INC."

     3. To effect a two-for-one split of the Company's common stock, $1.00 par value (the "Common Stock"), through a stock dividend and a related amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of the Company's Common Stock, from 40,000,000 shares to 80,000,000 shares.

     4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

     The Board of Directors has fixed the close of business on April 3, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.

     You are cordially invited to attend the meeting. However, to ensure your representation at the meeting, the Company requests that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such a return.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                            By Order of the Board of Directors

                                            /s/ JAMES G. KILEY
                                            James G. Kiley, Corporate Secretary

April 4, 1997

                             ENERGY VENTURES, INC.
                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 6, 1997

     The accompanying proxy is solicited by the Board of Directors of Energy Ventures, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 6, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof. When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein unless contrary instructions are given.

     Unless otherwise indicated, the proxy will be voted FOR the election of all nominees of the Company as directors, FOR the amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to EVI, Inc. and FOR the stock split and related amendment to the Company's Restated Certificate of Incorporation. The proxy will not be voted for the election as directors of any nominee if authority to do so is withheld on the proxy.

     Any stockholder of the Company has the right to revoke his proxy at any time prior to its use by submitting a written revocation to the Corporate Secretary of the Company prior to the Annual Meeting.

     Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of preparing, printing, assembling, delivering and mailing the Notice of Annual Meeting, Proxy Statement, Proxy and Annual Report. Copies of the Notice, Proxy Statement, Proxy and Annual Report will be first sent or given to stockholders on or about April 7, 1997. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise.

     PLEASE NOTE THAT THE COMPANY IS ALSO CURRENTLY SOLICITING PROXIES IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON APRIL 30, 1997, RELATING TO A PROPOSED ACQUISITION BY THE COMPANY OF GULFMARK INTERNATIONAL, INC. STOCKHOLDERS WILL BE RECEIVING PROXIES WITH RESPECT TO BOTH MEETINGS AND ARE REQUESTED TO EXECUTE AND RETURN PROXIES FOR BOTH MEETINGS.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 3, 1997 (the "Record Date"). As of the Record Date, there were 22,964,625 shares of Common Stock, $1.00 par value ("Common Stock"), of the Company issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

     The following table sets forth certain information with respect to each person who at the Record Date was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                  NUMBER OF SHARES
                    NAME AND ADDRESS OF                          BENEFICIALLY OWNED       PERCENT OF
                      BENEFICIAL OWNER                        AS OF THE RECORD DATE(1)     CLASS(%)
                    -------------------                       ------------------------    ----------
GulfMark International, Inc.(2).............................         2,235,572               9.7
5 Post Oak Park, Suite 1170
Houston, Texas 77027

Christiana Companies, Inc. and                                       1,958,731               8.5
Sheldon B. Lubar(3).........................................
777 E. Wisconsin Avenue, #3380
Milwaukee, Wisconsin 53202

John Hancock Advisors, Inc.(4)..............................         1,203,300               5.2
101 Huntington Avenue
Boston, Massachusetts 02199

---------------

(1) Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock, and none of such shares are deemed to be owned because the holder has the right to acquire the shares within 60 days.

(2) Lehman Brothers Holdings Inc. ("Lehman Holdings") beneficially owns 31.6% of the common stock of GulfMark International, Inc. ("GulfMark"). Lehman Holdings also owns directly 1,120,000 shares of Common Stock, or 4.9% of the outstanding shares of Common Stock on the Record Date, for its own account. The beneficial ownership of Common Stock of Lehman Holdings does not include any of the shares of Common Stock held by GulfMark, beneficial ownership of which is disclaimed.

(3) Includes 1,948,731 shares of Common Stock owned of record by Christiana Companies, Inc. ("Christiana") and 10,000 shares of Common Stock subject to an option granted to Sheldon B. Lubar and exercisable within 60 days. Mr. Lubar is the Chairman and Chief Executive Officer of Christiana and is the beneficial owner, through a voting trust, of 49.9% of the common stock of Christiana.

(4) John Hancock Advisors, Inc. ("JHA") has direct beneficial ownership of the 1,203,300 shares of Common Stock. Each of John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management and The Berkeley Financial Group have indirect beneficial ownership of such shares through their parent-subsidiary relationship with JHA and each other.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of the Record Date, the number and percentage of Common Stock beneficially owned by each of the Company's directors, each executive officer named in the Summary Compensation Table herein, and all directors and officers as a group:

                                                                     AMOUNT AND NATURE
                                                                 OF BENEFICIAL OWNERSHIP(1)
                                                      ------------------------------------------------
                                                                             OPTIONS
                                                         VOTING AND        EXERCISABLE      PERCENT OF
                        NAME                          INVESTMENT POWER    WITHIN 60 DAYS     CLASS(%)
                        ----                          ----------------    --------------    ----------
Bernard J. Duroc-Danner.............................        40,000           385,000            1.9
Ghazi J. Hashem.....................................            --                --              *
James G. Kiley......................................            --            22,500              *
Frances R. Powell...................................           200            10,000              *
David J. Butters....................................         3,622            30,000              *
Uriel E. Dutton.....................................            --            30,000              *
Eliot M. Fried......................................        10,000            20,000              *
Sheldon S. Gordon...................................         5,000            10,000              *
Sheldon B. Lubar(2).................................     1,948,731            10,000            8.5
Robert B. Millard...................................            --            30,000              *
Robert A. Rayne.....................................            --             5,000              *
All directors and officers as a group (13
  persons)..........................................     2,007,553           552,500           11.2

---------------

 *  Less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, directors and executive officers have sole voting and investment power with respect to their shares of Common Stock.

(2) The 1,948,731 shares of Common Stock indicated as beneficially owned by Mr. Lubar are owned directly by Christiana and are deemed to be beneficially owned by Mr. Lubar because Mr. Lubar is the Chairman and Chief Executive Officer of Christiana and is the beneficial owner, through a voting trust, of 49.9% of the common stock of Christiana.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Stockholders of the Company and until his successor shall be duly elected and qualified. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named in the following table are now serving as directors of the Company:

                                                                     YEAR FIRST
                                                                       BECAME
                            NAME                              AGE     DIRECTOR
                            ----                              ---    ----------
David J. Butters............................................  56        1984
Bernard J. Duroc-Danner.....................................  43        1988
Uriel E. Dutton.............................................  66        1986
Eliot M. Fried..............................................  64        1990
Sheldon S. Gordon...........................................  61        1995
Sheldon B. Lubar............................................  67        1995
Robert B. Millard...........................................  46        1989
Robert A. Rayne.............................................  48        1987

     The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     David J. Butters is a Managing Director of Lehman Brothers ("Lehman Brothers"), an investment banking firm and division of Lehman Brothers Inc., which is a subsidiary of Lehman Holdings, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark, a director of Anangel-American Shipholdings, Ltd. and a member of the Board of Advisors of Energy International, N.V. Mr. Butters is also Chairman of the Board of Directors of the Company.

     Bernard J. Duroc-Danner joined the Company in May 1987 to initiate the start-up of the Company's oilfield service and equipment business. He was elected President of the Company in January 1990 and Chief Executive Officer in May 1990. In prior years, Mr. Duroc-Danner was with Arthur D. Little Inc., a management consulting firm in Cambridge, Massachusetts. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). Mr. Duroc-Danner is a director of Parker Drilling Company and Dailey Petroleum Services Corp.

     Uriel E. Dutton has been a Partner in Fulbright & Jaworski L.L.P., a law firm, for more than the past five years.

     Eliot M. Fried is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. He is a member of the firm-wide Investment Committee and the Investment Banking Commitment Committee of Lehman Brothers. Mr. Fried is a director of Axsyx Technologies, Inc., Bridgeport Machines, Inc., Lear Corporation, SunSource L.P. and Walter Industries, Inc.

     Sheldon S. Gordon has served as Chairman of Union Bancaire Privee International, Inc., a merchant bank, since May 1996. From May 1995 to May 1996, Mr. Gordon was a Limited Partner of The Blackstone Group, L.P., an investment banking firm. He was also a General Partner of The Blackstone Group, L.P. from April 1991 until May 1995. Mr. Gordon is a director of AMETEK, Inc. and Anangel-American Shipholdings Limited.

     Sheldon B. Lubar has been Chairman and Chief Executive Officer of Christiana, a diversified holding company with interests in refrigerated and dry warehousing, transportation and logistic services, and Chairman of Lubar & Co. Incorporated for more than the past five years. Mr. Lubar is a director of Ameritech, Massachusetts Mutual Life Insurance Company, Firstar Corporation and MGIC Investment Corporation. Under the terms of the agreements relating to the Company's acquisition of Prideco, Inc. in June 1995, the Company agreed to nominate Mr. Lubar or another acceptable nominee of Christiana for election to the Board of Directors of the Company as long as Christiana beneficially owns 8% or more of the outstanding shares of Common Stock of the Company.

     Robert B. Millard is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark.

     Robert A. Rayne has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom listed public limited company, for more than the past five years.

COMMITTEES AND MEETINGS OF DIRECTORS

     Pursuant to the Company's By-laws, the Board of Directors has established several committees, including an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. In addition, in connection with the Company's proposed acquisition of GulfMark, the Board of Directors established a special committee (the "Special Committee") to consider and make recommendations with respect to that acquisition. During the year ended December 31, 1996, the Board of Directors met nine times, the Audit Committee met two times, the Compensation Committee met two times and the Special Committee met two times. The Executive Committee and the Nominating Committee did not meet. Each director attended at least 75% of all meetings of the Board of Directors and Committee meetings of which he was a member during 1996.

     Messrs. Butters, Dutton, Fried, Gordon and Rayne are the current members of the Audit Committee. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of their auditing engagement and the amount of fees charged for audit services by the auditors, and evaluates the Company's system of internal accounting controls.

     Messrs. Butters, Dutton, Lubar and Millard are the current members of the Compensation Committee. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, officers and key employees and, subject to review and approval of certain matters by the full Board of Directors of the Company, administers the compensation plans for the Company's executive offices.

     Messrs. Butters, Dutton and Millard are the current members of the Executive Committee, which acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

     Messrs. Butters and Millard are the current members of the Nominating Committee, which is empowered to propose to the Board of Directors the slate of director nominees to be voted by the stockholders of the Company. The Committee will consider nominees for election at the next annual meeting of stockholders who are recommended by stockholders provided any such recommendation is in writing and has been received by the Chairman of the Nominating Committee at the Company's executive offices prior to December 8, 1997.

DIRECTOR COMPENSATION

     Each non-employee director of the Company is paid $1,000 for each meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors he attends. In addition, each non-employee director of the Company is paid a retainer of $4,000 for each quarter of the year in which such director serves as a director. Mr. Butters receives an additional retainer of $6,250 per month for serving as Chairman of the Board. Total compensation paid to the non-employee directors for 1996, including director fees and retainers but excluding the deferred compensation described below, was $83,019 for Mr. Butters, $19,425 for Mr. Dutton, $18,500 for Mr. Fried, $19,425 for Mr. Gordon, $19,425 for Mr. Lubar, $20,000 for Mr. Millard and $19,425 for Mr. Rayne.

     The Company maintains a deferred compensation plan for it non-employee directors (the "Non-Employee Director Plan") that is intended to provide additional long-term incentive to the directors. Under the Non-Employee Director Plan, each non-employee director may elect to defer up to 7 1/2% of any retainer, meeting, committee or other similar fee or compensation to which the non-employee director is entitled for services performed for the Company. Each election by a non-employee director to defer compensation is irrevocable and must state the date on which distributions under the Non-Employee Director Plan are to be made, which date may not be less than one year after the effective date of the election. Deferred compensation under the Non-Employee Director Plan is credited to an account for the director. In the event the director elects to defer at least 5% of his compensation under the Non-Employee Director Plan, the Company will make an additional allocation to the director's account equal to the sum of (i) 7 1/2% of the director's compensation and (ii) a percentage of the director's compensation equal to the percentage deferred by the director.

     All amounts credited to the account of a director are converted into non-monetary units equal to the number of whole shares of Common Stock that could have been purchased by the amounts credited to the account at the market price of the Common Stock as of the last day of the calendar month in which the amounts are credited. The amount of funds to be paid to a director at the time of payment will be determined by multiplying the number of units credited to the director's account at such time multiplied by the market price of the Common Stock on the last business day of the month preceding the date the distribution is to commence. Distributions under the Non-Employee Director Plan commence as of the first day of the calendar quarter coincident with or following the date specified by the director in his election to defer compensation and may be either in the form of a lump sum or in quarterly installments not to exceed ten years. In the event a director elects to receive deferred compensation through installments, the unpaid amounts will accrue interest on a quarterly basis at a rate equal to an announced prime rate. No distribution may be made to a director with respect to units relating to amounts deferred and additional credits made by the Company within six months prior to the proposed date of distribution except where the distribution follows the director's death or termination of service as a director. In such case, the director will be entitled to receive a distribution in an amount equal to the compensation deferred during such six-month period plus interest. During 1996, $20,194, $4,725, $4,500, $4,725, $4,725 and $4,725 were credited under the Non-Employee Director Plan as deferrals and Company contributions to the accounts of Messrs. Butters, Dutton, Fried, Gordon, Lubar and Rayne, respectively, with total units allocated to their respective accounts of 683, 171, 162, 167, 167 and 162.

     Pursuant to the Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director is granted an option to purchase 5,000 shares of Common Stock as of the date he is first elected or is re-elected as a director of the Company. Subject to certain anti-dilution provisions in the Director Plan, an aggregate of 500,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the Director Plan. During 1996, options to purchase 5,000 shares of Common Stock were granted to each non-employee director of the Company. In 1996, Messrs. Fried and Rayne purchased 5,000 and 25,000 shares of Common Stock, respectively, upon the exercise of options granted under the Director Plan.

     Under the Director Plan, each stock option granted to a non-employee director is not exercisable for a period of one year from the date of grant, but is fully exercisable following such one-year anniversary. Each option granted under the Director Plan is exercisable at a purchase price per share of Common Stock equal to the fair market value of the Common Stock as of the date of grant.

     Options granted to non-employee directors under the Director Plan are exercisable for a term of ten years from the date of grant, subject to early termination within a specified period following an event of death, disability or retirement, resignation or termination from the Board of Directors of the Company. This period is one year in the case of retirement. The Company does not currently have a formal retirement policy for directors other than the Director Plan. The Director Plan defines retirement to be the termination of service following five years of service on the Board of Directors.

EXECUTIVE OFFICERS

     In addition to Mr. Duroc-Danner, who is also a director of the Company, the following persons are executive officers of the Company, each of whom serves at the discretion of the Board of Directors:

               NAME                                          POSITION                            AGE
               ----                                          --------                            ---
John C. Coble.....................  Executive Vice President and President of Grant Prideco      54
                                    division
Ghazi J. Hashem...................  Senior Vice President, Technical Operations                  62
James G. Kiley....................  Vice President and Chief Financial Officer, Treasurer and    40
                                    Secretary
Frances R. Powell.................  Vice President-Accounting and Controller                     42
Robert F. Stiles..................  Vice President and President of EVI Oil Tools division       39

     John C. Coble joined the Company in July 1981 and was elected Executive Vice President of the Company in March 1997. Mr. Coble has served as President of the Company's Grant Prideco tubular products division since October 1995. From December 1991 to October 1995, he served as Chief Operating Officer of the Company.

     Ghazi J. Hashem was elected Senior Vice President, Technical Operations of the Company in May 1994 and Vice President, Technical Operations in November 1992. Mr. Hashem previously served as Chairman of the Board of Grant Prideco, Inc. ("Grant Prideco"), a wholly-owned subsidiary of the Company, from May 1992 to November 1992 and as President of Grant Prideco from April 1984 to May 1992.

     James G. Kiley joined the Company in May 1994 and was elected Vice President and Chief Financial Officer of the Company in May 1996 and Treasurer and Secretary in May 1994. Mr. Kiley served as Vice

President-Finance of the Company from May 1994 until May 1996. From April 1991 to April 1994, Mr. Kiley served as Treasurer of Baroid Corporation, a provider of oilfield services. Prior to his position at Baroid, Mr. Kiley held various positions, including Assistant Treasurer at NL Industries, Inc., a manufacturer of titanium dioxide pigments and specialty chemicals.

     Frances R. Powell was elected Vice President-Accounting of the Company in May 1994, Controller in November 1991 and has been employed by the Company since 1990. Ms. Powell was employed with GulfMark from 1986 to 1990, where she served as Controller from 1988 to 1990.

     Robert F. Stiles joined the Company in October 1992 and was elected a Vice President of the Company in March 1997. Mr. Stiles has been President of the Company's EVI Oil Tools artificial lift and production equipment division since January 1996. Prior to that time, Mr. Stiles served as President of Production Oil Tools, Inc., a wholly owned subsidiary of the Company included in the EVI Oil Tools division, from November 1993 to December 1995 and as Vice
President -- Manufacturing of Grant Prideco from October 1992 to November 1993. From August 1991 to October 1992, Mr. Stiles served as Vice
President -- Research and Engineering of Baker Oil Tools, Inc., a manufacturer of oilfield products.

PROPOSAL NO. 2: PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF
                 INCORPORATION

CHANGE NAME OF THE COMPANY TO EVI, INC.

     The Board of Directors has unanimously recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation that will change the name of the Company from "Energy Ventures, Inc." to "EVI, Inc."

     Beginning in 1990, the Company adopted the logo "EVI" and utilized this logo in connection with its operations and the operations of its various subsidiaries, including a subsidiary named EVI, Inc. Since that time, the name EVI has become synonymous with Energy Ventures, Inc. and is in fact more recognizable to the market than the name Energy Ventures. In addition, many of the Company's subsidiaries are currently doing business utilizing the name EVI or a derivation thereof. In recognition of the Company's historical and continued use of the name EVI, the Company is proposing to change its name to EVI, Inc.

     The change of the Company's name will be effected through an amendment to
Article 1 of the Company's Restated Certificate of Incorporation. As amended, such paragraph would read in its entirety as follows:

     "1. The name of the corporation is EVI, Inc."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Company's Restated Certificate of Incorporation. Abstentions and broker non-votes will not be treated as either a vote for or against the proposal. However, because the proposal requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO EVI, INC.

PROPOSAL NO. 3: PROPOSAL TO EFFECT A TWO-FOR-ONE STOCK SPLIT THROUGH A SHARE
                DIVIDEND AND A RELATED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously approved a two-for-one stock split of the Common Stock. The stock split will be effected through a stock dividend that would be paid following the effectiveness of a proposed amendment to the Company's Restated Certificate of Incorporation that will increase the authorized shares of Common Stock from 40,000,000 shares to 80,000,000 shares. Subject to the approval of this Proposal by the stockholders, the Board has authorized the issuance to stockholders of record on May 12,

1997, one additional share of Common Stock as a dividend on each issued and outstanding share of Common Stock. The Board of Directors believes that the stock split in the form of a stock dividend is in the best interests of the stockholders. The stock split is intended to place the market price of the Common Stock in a range more attractive to a wider range of investors, particularly individuals, and may result in a broader market for the stock and more widespread ownership of the Common Stock.

     Of the 40,000,000 shares of Common Stock currently authorized, at the Record Date there were 22,964,625 shares of Common Stock outstanding and an aggregate of 1,525,268 shares of Common Stock reserved for issuance pursuant to the Company's 1981 Employee Stock Option Plan, 1992 Employee Stock Option Plan, Non-Employee Director Plan and restricted stock plan for foreign key employees. Of the outstanding shares of Common Stock, 135,518 shares are currently held by an independent trustee of a "Rabbi Trust" established by the Company for the Company's Executive Deferred Compensation Plan.

     The increase in the authorized number of shares of Common Stock will be effected through an amendment to the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation. As amended, such paragraph would read as follows:

     "4. The total number of shares of stock of all classes which the Corporation has authority to issue is Eighty-Three Million (83,000,000) shares of which Eighty Million (80,000,000) shares shall be Common Stock, with a par value of one dollar ($1.00) per share ("Common Stock"), and Three Million (3,000,000) shares shall be Preferred Stock, with a par value of one dollar ($1.00) per share ("Preferred Stock")."

     Following the adoption of the amendment to the Company's Restated Certificate of Incorporation, the Company intends to effect a two-for-one stock split in the form of a stock dividend and a transfer of $1 for each additional share of Common Stock issued, or approximately $22,965,000, will be made from the Company's additional paid-in capital account to its Common Stock account as of May 12, 1997, the date on which stockholders of record will be entitled to the additional shares, so that the additional shares to be issued will be fully paid.

     Following the increase of capital in the Common Stock account becoming effective, certificates representing the additional shares will be distributed by the Company to stockholders of record as of May 12, 1997, without any further action by the stockholders.

     The Company will list on the New York Stock Exchange the additional shares of Common Stock to be issued. As a result of the proposed stock split, brokerage commissions and transfer taxes on any subsequent trades of the stock may increase.

     In the opinion of counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split will result in no gain or loss or any other form of taxable income for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split, and stockholders subject to those laws are urged to consult their tax advisors.

     Other than the stock split described above, the Company does not have any current plans, proposals or understandings that would require the use of the additional shares of Common Stock to be authorized. The Company, however, anticipates that some portion of the additional shares would be utilized by the Company in the future for acquisitions and stock-based employee benefit plans, as well as for public offerings of Common Stock or securities convertible or exchangeable into shares of Common Stock. Unless required by law, regulatory authorities or applicable rules of the New York Stock Exchange, it is not anticipated that any future authorization by a vote of stockholders will be sought for the issuance of any shares of Common Stock. Stockholders of the Company do not have any preemptive rights to purchase additional shares of Common Stock, whether now or hereafter authorized.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Company's Restated Certificate of Incorporation. Abstentions and broker non-votes will not be treated as either a vote for or against the proposal. However, because the proposal requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED STOCK SPLIT AND RELATED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors of the Company (the "Committee") is pleased to present this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of executive compensation and the basis by which 1996 compensation determinations were made by the Board of Directors and the Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables.

COMPENSATION POLICY AND GUIDELINES

     The Company's compensation policy and practices are intended to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels both with the interests of stockholders and with overall Company performance. The Company's programs stress stock based compensation as a means of providing incentives to executive officers to achieve growth in value of the Company's stock. In this regard, the Company's executive compensation program includes a combination of reasonable base salaries and various long and short-term incentive programs linked to the financial and stock performance of the Company. The Committee's decisions take into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

COMPENSATION PROGRAM COMPONENTS

     The compensation programs of the Company are generally administered by or under the direction of the Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the overall performance of the Company. Stock based compensation decisions for the Company's executive officers, however, are approved by the full Board of Directors of the Company following recommendations by the Committee. The Committee reviews and recommends the specific base and bonus compensation of the Company's President and Chief Executive Officer (the "Principal Executive"). The Committee has delegated to the Company's Chief Executive Officer the authority to review and adjust the base and cash bonus compensation for the Company's other executive officers. Decisions with regard to the granting of stock options and other long-term incentive plans are made by the Board after consideration of the Company's results and discussion with and recommendations from the Company's Chief Executive Officer as to the executive officers under his supervision. The particular elements of the compensation programs for the Principal Executive and other executive officers are explained in more detail below.

     Base Salary -- Base salary levels are primarily determined by comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual performance and market comparisons. Adjustments were made during 1996 to the compensation of three of the Company's four named executive officers based on various factors, including their individual scope of responsibility, tenure, and overall performance. The Committee believes that base salary levels for the Company's executive officers are competitive within a range that is considered to be reasonable.

     Annual Performance Compensation -- Annual performance compensation is provided to the Company's executive officers in the form of cash and non-cash bonuses relating to financial and operational achievements. The amount and form of such bonuses is determined by the Committee in the case of the Principal Executive and the Company's Chief Financial Officer and by the Chief Executive Officer in the case of the Company's other executive officers, subject to approval of the Board of Directors as to grants of stock options or other non-cash bonuses. The decision to award an annual bonus is based primarily upon a subjective analysis of the executive officer's job performance and the specific accomplishments of the executive officer during the preceding twelve month period after giving consideration to other compensation received by the officer. Although the financial results of the Company are expressly considered in connection with the decision to award an annual bonus, no specific thresholds relating to financial performance criteria are established. Rather, the decision to grant an annual bonus is based upon the financial results of the Company in light of its internally projected results and the results of its peers, market conditions and operational achievements that are expected to affect earnings in the future. The decision making process for the granting of bonuses has typically occurred in May of each year following the annual meeting of stockholders and involves the consideration of the prior year's results as well as achievements and results through such time. However, various bonuses were paid to the Company's executive officers in the first quarter of 1997 in recognition of those officers assistance in achieving the Company's growth in 1996, including assistance in completing numerous acquisitions, the successful disposition by the Company of its Mallard Bay Drilling division in November 1996 for more than $300 million, and contributing to the Company's successful stock offering in 1996 and other factors. Other bonuses paid in 1996 were paid to the Company's executive officers based on the Company's results in 1995 and the first part of 1996. The decisions on the amounts of such bonuses were based on subjective factors.

     Deferred Compensation Plan -- The Company maintains an executive deferred compensation plan that provides the Company's key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the Common Stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7 1/2% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of Common Stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the equity of the Company a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7 1/2% of their compensation to their account under the plan, in which case the Company will make a matching contribution equal to the amount of the deferral by the employee. The Principal Executive and other executive officers have all elected to defer 7 1/2% of their compensation under the plan. The plan provides for a five year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the Common Stock at the time the employee retires, terminates his employment or dies. The Committee believes that this plan is an important component of the Company's stock based compensation program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.

     Stock Option Program -- The Board of Directors also believes that the use of stock options provides incentive to its executive officers for working toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent that the value of the Common Stock increases. Accordingly, the Committee from time to time grants to the Company's executive officers options to purchase shares of Common Stock. The number of shares granted is determined based on the level and contribution of the employee and generally takes into account stock ownership and other options held by the employee. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the Common Stock at the date of grant. The Committee believes that the number of stock options granted to executive officers is consistent with industry standards and the Company's objectives to emphasizing stock based compensation at the senior executive officer level. In 1996, options to purchase a total of 250,000 shares of Common Stock were granted to two of the Company's executive officers.

DISCUSSION OF 1996 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In fixing the compensation of Mr. Duroc-Danner for 1996, the Committee determined that it would be appropriate to increase Mr. Duroc-Danner's base compensation from $290,000 to $350,000 and award him a bonus of $100,000 in the first quarter of 1996 in recognition of his past services to and accomplishments for the Company. Mr. Duroc-Danner also received a bonus of $500,000 in the first quarter of 1997 in recognition of his efforts to expand and grow the Company's businesses, his negotiation and structuring of the Company's disposition of its Mallard Bay Drilling division in November and his general accomplishments in increasing stockholder value through revenue and income growth and increases in the market price of the Common Stock. The increase in Mr. Duroc-Danner's base salary was intended to make his compensation more competitive with those of similar officers in competing companies, including a number of companies included in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. During 1996, Mr. Duroc-Danner also received options to purchase 200,000 shares of Common Stock. The number of shares subject to such options was fixed at that level in order to provide Mr. Duroc-Danner with material incentives to increase the value of the Company's Common Stock in the future. In reviewing Mr. Duroc-Danner's compensation for 1996, the Committee sought to reward Mr. Duroc-Danner for his substantial achievements in bringing growth to the Company as well as provide incentive for the future through stock option grants. No single factor was considered determinative in this decision.

COMPENSATION DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the stockholders of the Company. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the Company's stockholders. The Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

SUMMARY

     The Committee continues to believe that the Company's executive compensation program is consistent with the compensation programs provided by other companies which are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. The Committee believes that the Company's compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Committee believes that compensation paid under the annual performance plan will be appropriately related to corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. The Committee also believes that the Company's deferred compensation plan and stock option program provide significant incentives to participants to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                               David J. Butters*
                            Bernard J. Duroc-Danner
                                Uriel E. Dutton*
                                 Eliot M. Fried
                               Sheldon S. Gordon
                               Sheldon B. Lubar*
                               Robert B. Millard*
                                Robert A. Rayne

* Member of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Butters, Dutton, Lubar and Millard are the current members of the Compensation Committee of the Board of Directors of the Company. In addition, the full Board of Directors of the Company currently approves all stock grants, with Mr. Duroc-Danner, the sole employee director of the Company, abstaining from voting with respect to such matters. Mr. Duroc-Danner, however, does make recommendations to the Compensation Committee and the full Board of Directors in regard to compensation and stock grants for the employees of the Company.

     Mr. Dutton, a director of the Company, is a Partner of Fulbright & Jaworski L.L.P., a law firm that the Company retained during 1996 with respect to various legal matters and proposes to retain in 1997. Fulbright & Jaworski L.L.P. received customary compensation in connection with its services to the Company.

     Messrs. Butters and Millard, directors of the Company, are employed by Lehman Brothers. During 1996, Lehman Brothers received usual and customary compensation for services rendered in connection with (i) a public offering of 3,450,000 shares of the Company's Common Stock and (ii) the Company's disposition in November 1996 of its Mallard Bay Drilling division.

     On December 5, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with GulfMark pursuant to which the Company is proposing to acquire GulfMark in a tax free merger for approximately 2.2 million shares of Common Stock. Under the terms of the Merger Agreement and related agreements, GulfMark will be contributing its marine transportation services division to a newly formed entity ("Newco"), which GulfMark will spinoff to its stockholders prior to the Merger. Following the spinoff, the assets of GulfMark are expected to consist of approximately 2.2 million shares of Common Stock, GulfMark's erosion control business and certain corporate and miscellaneous assets. It is anticipated that GulfMark will have no material debt as of the date of the consummation of the Merger.

     The acquisition of GulfMark is being pursued by the Company for the following reasons. First, the acquisition is expected to enhance the liquidity of the Common Stock by placing the Common Stock currently held by GulfMark directly in the hands of the GulfMark stockholders. Second, the acquisition is expected to reduce the market overhang created by GulfMark's current ownership of the Common Stock. Third, the acquisition will allow EVI to acquire GulfMark's erosion control business, which has a value estimated by the Company's outside financial advisors of between $3.6 million and $11.5 million, on terms that are financially attractive to the Company.

     As part of the proposed acquisition of GulfMark, the Company will be indemnified by Newco for all liabilities relating to GulfMark's offshore marine services business and all historical contingent liabilities relating to other businesses of GulfMark and its subsidiaries. Newco is also required to indemnify the Company for any and all tax liabilities that may arise in connection with the transactions.

     GulfMark currently owns 2,235,572 shares of EVI Common Stock and Lehman Brothers currently owns 1,120,000 shares of Common Stock, which in aggregate represent approximately 14.6% of the total outstanding shares of Common Stock. In addition, Lehman Brothers currently owns 1,048,913 shares of GulfMark Common Stock, representing approximately 31% of the total outstanding shares of GulfMark Common Stock. Three representatives of Lehman Brothers, David Butters, Chairman of the Board of Directors of the Company, Robert Millard and Eliot Fried, are currently members of the Board of Directors of the Company. Messrs. Butters and Millard are also the Chairman of the Board of Directors and a director of GulfMark, respectively. Messrs. Butters and Millard also hold 71,400 and 81,400 shares of GulfMark's Common Stock, respectively, and options to purchase an aggregate of 15,000 shares of GulfMark's Common Stock each.

     Following the acquisition by the Company of GulfMark, Lehman Brothers will hold directly a total of 1,822,247 shares of Common Stock or approximately 7.2% of the total outstanding shares of Common Stock after the acquisition. Representatives of Lehman Brothers are expected to continue to remain on the Board of Directors of the Company following the acquisition. Such representatives, however, will not be permitted to take any action as members of the Board of Directors of the Company in respect of any matter relating to the transactions, including any matter relating to claims for indemnification or other disputes between the Company and Newco.

     The terms of the acquisition by the Company of GulfMark were negotiated by the Special Committee and approved by the full Board of Directors of the Company following the receipt of a recommendation of the Special Committee and a fairness opinion from the Company's outside financial advisors. Messrs. Butters, Fried and Millard abstained from voting and did not participate on behalf of the Company in the negotiations. Messrs. Butters and Millard, however, did participate in the negotiations on behalf of GulfMark.

     The acquisition by Company of GulfMark is subject to various conditions, including stockholder approval by both the Company and GulfMark and the receipt of all required regulatory approvals and the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     A SEPARATE PROXY STATEMENT IS BEING SENT TO THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE CONSIDERATION OF THE GULFMARK ACQUISITION. ADDITIONAL INFORMATION WITH RESPECT TO THE PROPOSED ACQUISITION IS SET FORTH IN THAT PROXY STATEMENT. STOCKHOLDERS ARE NOT BEING ASKED TO VOTE FOR OR AGAINST THE GULFMARK ACQUISITION PURSUANT TO THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

     The aggregate compensation paid for the years ended December 31, 1996, 1995 and 1994 to Mr. Duroc-Danner, the Company's Chief Executive Officer, and the three most highly compensated executive officers of the Company during 1996 whose total annual salary and bonus exceeded $100,000 (hereafter referred to as the "named executive officers") during the year ended December 31, 1996 was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                SECURITIES
                                         ANNUAL COMPENSATION    OTHER ANNUAL    UNDERLYING    ALL OTHER
            NAME AND                     --------------------     COMPEN-        OPTIONS       COMPEN-
       PRINCIPAL POSITION         YEAR   SALARY(1)   BONUS(1)   SATION(2)(3)     (SHARES)     SATION(4)
       ------------------         ----   ---------   --------   ------------   ------------   ---------
Bernard J. Duroc-Danner.........  1996   $340,000    $100,000     $69,150        200,000       $7,322
President and                     1995    280,000      50,000      41,400         25,000        7,192
Chief Executive Officer           1994    256,250      40,000      28,463         25,000        7,007
Ghazi J. Hashem.................  1996    150,000      40,000      25,950             --        4,025
Senior Vice President,            1995    137,500          --      13,901             --        3,966
Technical Operations              1994    132,813      25,000      11,363             --        2,892
James G. Kiley..................  1996    183,333      75,000      23,250         50,000           --
Vice President and Chief
Financial                         1995    145,000      25,000      10,200         25,000           --
Officer, Treasurer and Secretary  1994     82,031          --       1,399             --           --
Frances R. Powell...............  1996    148,333      60,000      34,400             --        3,846
Vice President-Accounting         1995    125,000      25,000      19,665             --        2,901
and Controller                    1994     99,375      20,000      12,069         10,000        2,625

---------------

(1) Salary and bonus compensation include amounts deferred by the named executive officer pursuant to the Energy Ventures, Inc. Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. For purposes of the Executive Deferred Plan, the compensation of a participant will be the participant's total cash compensation as reported on his or her Form W-2 for the calendar year plus all amounts deferred under the Executive Deferred Plan and any eligible cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, of 1986, as amended. A participant may elect a percentage (not less than 1% nor more than 7 1/2%) of his or her compensation to be deferred under the Executive Deferred Plan for the following calendar year. Once an election has been made as to the percentage to be deferred, the election is irrevocable for the subsequent Plan year. Bonus compensation is based on the date when paid because such compensation is not based solely on achievements for the prior fiscal year. Bonuses are typically paid in May following the Company's annual meeting. Subsequent to December 31, 1996, the Company paid bonuses to its executive officers in recognition of services provided by such officers to the Company during 1996 and the first quarter of 1997. Such bonuses included $500,000, $60,000, $150,000 and $120,000 for Mr. Duroc-Danner, Mr. Hashem, Mr. Kiley and Ms. Powell, respectively.

(2) Other Annual Compensation includes (i) the vested portion of the amount accrued by the Company under the Executive Deferred Plan for the basic benefit of each participant equal to 7 1/2% of the participant's compensation for each calendar year, plus (ii) the vested portion of matching contribution under the Executive Deferred Plan provided by the Company to each participant who elects to defer a portion of his or her compensation in an amount equal to 100% of the amount deferred by the participant. The Company's 7 1/2% accrual under the Executive Deferred Plan and any matching accruals made with respect to deferrals by participants, vest generally over a five-year period on the basis of 20% per year for each year of service by the participant with the Company or its subsidiaries after the later of January 1, 1992 or the date one became a participant in the Executive Deferred Plan, subject to 100% vesting upon the participant's retirement, death or disability while in the employment of the Company or a subsidiary, except under certain circumstances.

    Under the Executive Deferred Plan, the compensation deferred by the employee and the matching contributions provided by the Company are converted into non-monetary units equal to the number of whole shares of Common Stock that could have been purchased by the amounts credited to the account at a market based price. Distributions are made to participants under the Executive Deferred Plan following the time the employee retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the employee's account at such time multiplied by the market price of the Common Stock at that time. Distributions under the Executive Deferred Plan may, at the election of the Company, be made in cash, stock, or combination thereof. It is the current intention of the Company that all distributions be made in the form of shares of Common Stock. The obligations of the Company with respect to the Executive Deferred Plan are unfunded. However, the Company has established a grantor trust that is subject to the claims of creditors of the Company to which funds are deposited with an independent trustee that purchases shares of Common Stock for the Executive Deferred Plan. As of December 31, 1996, Messrs. Duroc-Danner, Hashem, Kiley and Ms. Powell had 19,456, 7,390, 4,785 and 7,728 units allocated to their respective accounts.

    Other Annual Compensation also includes the vested portion of the Company's matching contribution and any refunds made pursuant to the Company's 401(k) savings plan ("Savings Plan"). Matching contributions of $3,150 were made by the Company during 1996 for each of Messrs. Duroc-Danner and Hashem and Ms. Powell. All full-time employees who have at least six months of service are eligible to participate. The Savings Plan provides for all participating employees a 40% non-discretionary matching contribution plus a discretionary matching contribution in an amount determined by the Company from time to time. The Company's contributions have a five year vesting based on years of service. All participating named executive officers are fully vested.

(3) Excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(4) All Other Compensation includes the total premiums paid on a life insurance policy provided by the Company for the benefit of the named executive officer.

PERFORMANCE GRAPH

     The following performance graph sets forth the yearly cumulative return on the Common Stock compared to the Dow Jones Equity Market Index and the Dow Jones Oilfield Equipment and Services Index (which consists of Baker Hughes, Inc., Dresser Industries, Inc., Halliburton Company, McDermott International, Inc., Schlumberger Limited and Western Atlas Inc.) since 1989, the year in which the Company's operations began to substantially expand. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at December 31, 1991.

                COMPARISON OF EIGHT YEAR CUMULATIVE TOTAL RETURN
         AMONG ENERGY VENTURES, INC., DOW JONES EQUITY MARKET INDEX AND
                      OILFIELD EQUIPMENT AND SERVICE INDEX
                        FISCAL YEAR ENDING DECEMBER 31ST

                                                             OILFIELD
                                                            EQUIPMENT         DOW JONES
         MEASUREMENT PERIOD              ENERGY VEN-       AND SERVICE       EQUITY MAR-
        (FISCAL YEAR COVERED)            TURES, INC.          INDEX           KET INDEX
1989                                                 52               147               358
1990                                                 70               160               344
1991                                                100               100               100
1992                                                 60                99               109
1993                                                 76               110               119
1994                                                 73               100               121
1995                                                153               143               166
1996                                                308               211               206

EMPLOYEE STOCK OPTION PLANS

     The Company has two stock option plans for the benefit of its employees, the 1981 Employee Stock Option Plan (the "1981 Plan") and the 1992 Employee Stock Option Plan (the "1992 Plan"). There are currently outstanding options to purchase 100,000 shares of Common Stock under the 1981 Plan and no further options may be granted under this plan. The 1992 Plan currently provides for the grant of options to purchase up to 1,000,000 shares of Common Stock to key employees. These options may be either incentive stock option or nonstatutory stock options. There are currently 286,000 shares of Common Stock available for future grants of options under the 1992 Plan. No options may be granted under the 1992 Plan after March 19, 2002.

     The 1981 Plan and 1992 Plan are currently administered by the full Board of Directors of the Company. Each option granted under the 1981 Plan and 1992 Plan may be exercised from time to time with respect to the number of shares of Common Stock as to which it is then exercisable in accordance with the terms of the 1981 Plan and 1992 Plan, respectively, and an option agreement setting forth the specific terms thereof.

     The price at which shares of Common Stock may be purchased upon the exercise of an option is determined by the Board of Directors or committee thereof at the time the option is granted. The purchase price per share under the 1981 Plan may not be less than the greater of (i) 50% of the fair market value as determined by the Board of Directors or committee thereof of the Common Stock and (ii) the par value of share of Common Stock. The purchase price per share under the 1992 Plan may not be less than the fair market value of the shares of Common Stock on the date the option is granted.

     The following table shows, as to the named executive officers, the options granted pursuant to the 1992 Plan during the year ended December 31, 1996:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                  NUMBER OF       % OF TOTAL
                                 SECURITIES        OPTIONS
                                 UNDERLYING       GRANTED TO                                  GRANT DATE
                               OPTIONS GRANTED   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    PRESENT
            NAME                  (SHARES)           1995        (PER SHARE)        DATE       VALUE(1)
            ----               ---------------   ------------   --------------   ----------   ----------
Bernard J. Duroc-Danner......      200,000(2)         80%          $26.125       3/25/2006    $3,542,000
Ghazi J. Hashem..............           --            --                --              --            --
James G. Kiley...............       50,000(2)         20%           26.125       3/25/2006       885,500
Frances R. Powell............           --            --                --              --            --

---------------

(1) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 53%, a risk free rate of 6.2%, a seven year expected life, no expected dividends and option grants at $26.125 per share. The actual value, if any, which may be realized with respect to any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, such valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(2) Options become fully exercisable on March 26, 2000.

     The following table shows, as to the named executive officers, the aggregate option exercises during 1996 and the values of unexercised options as of December 31, 1996:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1996 OPTION
                                     VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING
                                                             UNEXERCISED OPTIONS
                                                            AT DECEMBER 31, 1996          VALUE OF UNEXERCISED
                                  SHARES                 ---------------------------      IN-THE-MONEY OPTIONS
                                ACQUIRED ON                                              AT DECEMBER 31, 1996(1)
                                 EXERCISE      VALUE     EXERCISABLE   UNEXERCISABLE   ---------------------------
             NAME                (NUMBER)     REALIZED    (SHARES)       (SHARES)      EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Bernard J. Duroc-Danner.......      --          N/A        321,666        228,334      $12,126,850    $5,941,900
Ghazi J. Hashem...............      --          N/A             --             --               --            --
James G. Kiley................      --          N/A          5,000         70,000          170,625     1,920,000
Frances R. Powell.............      --          N/A          6,666          3,334          247,475       123,775

---------------

(1) Value based on difference in market value of the Common Stock on December 31, 1996, and the exercise price. The actual value, if any, of the unexercised options will be dependent upon the market price of the Common Stock at the time of exercise. The value of unexercisable options has not been discounted to reflect present value.

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as the Company's auditors for the fiscal year ended December 31, 1996, and has served as the Company's auditors since its inception in 1972. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will be afforded an opportunity to make a statement if he or she so desires.

PROPOSALS BY STOCKHOLDERS

     Any stockholder wishing to present a proposal for consideration at the next Annual Meeting of Stockholders, anticipated to be held in May 1998, must submit the proposal in sufficient time so that it may be received by the Company at its principal executive offices at the address set forth on the cover of this Proxy Statement on or before December 8, 1997, in order to be included in the proxy statement and form of proxy relating to that meeting. Such proposal must also comply with the requirements as to form and substance established by applicable laws and regulations in order to be included in the proxy statement.

OTHER BUSINESS

     The Company's management knows of no other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                                            By Order of the Board of Directors

                                            /s/ JAMES G. KILEY
                                            James G. Kiley, Corporate Secretary

Houston, Texas
April 4, 1997

                            ENERGY VENTURES, INC.
                           PROXY FOR ANNUAL MEETING
                                 May 6, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Energy Ventures, Inc. (the "Company") hereby appoints BERNARD J. DUROC-DANNER and JAMES G. KILEY as Proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote all shares of Common Stock of the Company of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 6, 1997, or at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated April 4, 1997.


                  (Continued and to be signed on other side)

/X/ Please mark your
    votes as in this
    example.

                            FOR All nominees listed             WITHHOLD
                          at right (except as marked          All Nominees
                            to the contrary below)           listed at right

1. ELECTION OF                       / /                           / /
   THE FOLLOWING
   NOMINEES, AS
   SET FORTH IN
   THE PROXY STATEMENT:

Nominees:  DAVID J. BUTTERS
           BERNARD J. DUROC-DANNER
           URIEL E. DUTTON
           ELIOT M. FRIED
           SHELDON S. GORDON
           SHELDON B. LUBAR
           ROBERT B. MILLARD
           ROBERT A. RAYNE

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

__________________________________________________________


                                                        FOR   AGAINST   ABSTAIN

2. Proposal to amend the Company's Restated             / /     / /       / /
   Certificate of Incorporation to change the Company's name to "EVI, Inc."

3. Proposal to effect a two-for-one stock split         / /     / /       / /
   and related amendment to the Company's
   Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 shares to 80,000,000 shares.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED AT LEFT AND FOR APPROVAL OF PROPOSALS 2 AND 3.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 1997, and the Annual Report of Energy Ventures, Inc. for the year ended December 31, 1996.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

SIGNATURE:__________________________________________ Dated:_____________, 1997

SIGNATURE:__________________________________________ Dated:_____________, 1997
                         (SIGNATURE IF HELD JOINTLY)

(NOTE: Please sign as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)